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EXHIBIT 99.1

VOYAGER PETROLEUM ANNOUNCES FRANKFURT STOCK EXCHANGE LISTING

Thursday May 24, 2007

HINSDALE IL --(PRIME NEWSWIRE) --May 24, 2007 -- VOYAGER PETROLEUM INC. (OTCBB:
VYGO) is pleased to announce that the Company has been listed on the Frankfurt Stock Exchange ("FWB" - Frankfurter Wertpapierborse) in Germany under the trading symbol "DXD".

Sebastien C. Dufort, VYGO's President commented, "The Company's decision to list on the Frankfort Stock Exchange is the result of its growing number of international shareholders and management's belief of the potential to export its petroleum products into the international market place. We believe this listing is another move in management's long-term growth strategy for the Company. The Frankfurt Stock Exchange is a major European exchange and one of the most efficient exchanges in the world. As a result of this listing, we believe the Company's visibility and exposure will increase in the international market as we plan to move our products and expand globally. It will also provide foreign investors the opportunity to access VYGO shares in their local currency."

About Frankfurt Stock Exchange

The Frankfurt Stock Exchange is the largest exchange for securities in Germany and second only to the London Exchange in Europe. The Frankfurt Stock Exchange has over 90 percent of turnover in the German market and a big share in the European market. Additional information about the Frankfurt exchange can be found at WWW.EXCHANGE.DE.

About Voyager Petroleum

Voyager Petroleum seeks to acquire reputable middle market petroleum based lubricant companies that refine, blend, bottle, and distribute to the automotive and manufacturing after market with established regional distribution channels and experienced management that would recognize increased revenue and significant cost savings from an injection of working capital, wider distribution, or vertical integration.

Forward-Looking Statements

This press release contains forward-looking statements, which represent the Company's expectations or beliefs, including, but not limited to, statements concerning plans, growth and strategies, which include, without limitation, statements preceded or followed by or that include the words may, will, expect, anticipate, intend, could, estimate, or continue or the negative or other variations thereof or comparable terminology. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. These statements by their nature involve substantial risks and uncertainties, some of which are beyond the Company's control, and actual results.

Contact:

Investor Relations Inquiries

Prominence Media Corporation
Jelena Popovic
Tel: 1.866.483.7772
E-mail: vygo@prominencemediacorp.com

Summit Financial Partners, LLC
Anthony D. Altavilla, President
Tel: 317.218.0204